HALE AND DORR
                            Counsellors At Law

               60 State Street, Boston, Massachusetts 02109
                      617-526-6000 * Fax 617-526-5000



                                             January 25, 1996



Paragon Portfolio
4900 Sears Tower
Chicago, IL 60606

     Re:  Rule 24f-2 Notice
          -----------------

Dear Ladies and Gentlemen:

     Paragon Portfolio (the "Trust") is a trust created under a written Declaration of Trust dated, executed and delivered in Boston, Massachusetts on October 2, 1989, as amended and restated on February 3, 1994, as amended October 20, 1994 (as so amended, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares, $.01 par value per share

     The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Under Article V, Section 5.1, it is provided that the number of shares authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11, the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Under Article V, Section 5.4 of the Declaration of Trust, the Trustees may issue shares of any series or class for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best without action or approval of the shareholders.

     We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1993.

     We understand that you are about to file a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, making definite the registration of 846,314,273 shares of beneficial interest of the Trust (the "Shares") sold in reliance upon said Rule 24f-2 during the fiscal year ended November 30, 1995.

Paragon Portfolio
January 25, 1995
Page 2



     We have examined the Declaration of Trust, the By-laws, resolutions of the Trust's Board of Trustees, a certificate of an officer of the Trust to the effect that the Trust or its agent received the consideration for each of the Shares in accordance with the terms of the Declaration of Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of each individual executing any documents.

     Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts. For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts.

      Our opinion below, as it relates to the nonassessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the Obligations of the Trust.

     We are of the opinion that all necessary Trust action precedent to the issue of said 846,314,273 shares has been duly taken, and that all such Shares were legally and validly issued, and are fully paid and nonassessable by the Trust, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state laws regulating the sale of securities.

Paragon Portfolio
January 25, 1995
Page 3



     We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other party or used for any other purpose.

                                   Very truly yours,

                                   Hale and Dorr

                                   HALE AND DORR